EXHIBIT 99.1

Red Rock Resorts Announces First Quarter 2018 Results

LAS VEGAS, May 01, 2018 (GLOBE NEWSWIRE) -- Red Rock Resorts, Inc. ("Red Rock Resorts," "we" or the "Company") (NASDAQ:RRR) today reported financial results for the first quarter ended March 31, 2018.  The Company has adopted FASB’s new revenue recognition standard (“ASC 606”), effective January 1, 2018.  Certain prior period amounts have been adjusted to reflect the full retrospective adoption of ASC 606, with no material impact on operating income, net income or Adjusted EBITDA(1).

Net revenues were $421.0 million for the first quarter of 2018, a decrease of 1.1%, or $4.7 million, from $425.7 million for the same period of 2017.  The decrease in net revenues was  primarily due to ongoing construction disruption at Palace Station Hotel & Casino (“Palace Station”) and the Palms Casino Resort (the “Palms”) and a decrease in Native American management fees.

Net income was $82.1 million for the first quarter of 2018, an increase of $36.7 million from net income of $45.4 million for the same period of 2017.  The increase in net income was primarily due to a $13.3 million after-tax gain associated with the extinguishment of a tax receivable liability, as well as a $14.3 million after-tax positive change in the fair value of interest rate swaps.

Adjusted EBITDA was $140.1 million for the first quarter of 2018, an increase of 2.9% from $136.2 million in the same period of 2017.  The increase was primarily due to an increase in Las Vegas operations, partially offset by a decrease in Native American management fees.

Las Vegas Operations

Net revenues from Las Vegas operations were $395.2 million for the first quarter of 2018, a 0.2% increase from $394.2 million in the same period of 2017.  Adjusted EBITDA from Las Vegas operations was $125.9 million for the first quarter of 2018, a 4.2% increase from $120.9 million in the same period of 2017.  The increase was primarily due to an increase in non-disrupted Las Vegas operations, partially offset by substantial construction disruption at Palace Station and the Palms.

Native American Management

Adjusted EBITDA from Native American operations was $22.1 million for the first quarter of 2018, a 5.2% decrease from $23.3 million in the same period of 2017, due to the expiration of the Gun Lake management agreement in February of 2018.

Palace Station and Palms Redevelopment Update

The Palace Station redevelopment project remains on schedule and the budget remains unchanged. As of March 31, 2018, the Company has incurred $116 million in costs against that $191 million project. The Palace Station project is expected to be completed in phases by the end of 2018.

The Palms redevelopment project remains on schedule and the budget remains unchanged. The  final elements of phase one of the project will be open later this month, with components of phase two expected to open through the second quarter of 2019, and phase three of the project expected to open by the fourth quarter of 2019.  As of March 31, 2018, the Company has incurred $152 million in costs against that $620 million project.

Balance Sheet Highlights

The Company’s cash and cash equivalents at March 31, 2018 were $179.2 million and total principal amount of debt outstanding at the end of the first quarter was $2.68 billion.  The Company’s debt to Adjusted EBITDA and interest coverage ratios, were 5.0x and 4.6x, respectively.

Quarterly Dividend

The Company’s Board of Directors has declared a cash dividend of $0.10 per Class A common share for the second quarter of 2018.  The dividend will be payable on June 29, 2018 to all stockholders of record as of the close of business on June 15, 2018.

Prior to the payment of such dividend, Station Holdco LLC (“Station Holdco”) will make a cash distribution to all unit holders of record, including the Company, of $0.10 per unit for a total distribution of approximately $11.6 million, approximately $6.9 million of which is expected to be distributed to the Company and approximately $4.7 million of which is expected to be distributed to the other unit holders of record of Station Holdco.

Conference Call Information

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss its financial results. The conference call will consist of prepared remarks from the Company and will include a question and answer session.  Those interested in participating in the call should dial (877) 793-4361, or (615) 247-0185 for international callers, approximately 15 minutes before the call start time.  A replay of the call will be available from today through May 8, 2018 at www.redrockresorts.com. A live audio webcast of the call will also be available at www.redrockresorts.com.

Presentation of Financial Information

(1) Adjusted EBITDA includes net income plus depreciation and amortization, share-based compensation, write-downs and other charges, net, tax receivable agreement liability adjustment, interest expense, net, loss on extinguishment/modification of debt, net, change in fair value of derivative instruments, provision for income tax and other, and excludes Adjusted EBITDA attributable to the noncontrolling interests of MPM.

Company Information and Forward Looking Statements

Red Rock Resorts owns a majority indirect equity interest in and manages Station Casinos LLC (“Station Casinos”). Station Casinos is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada.  Station Casinos’ properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering.  Station Casinos owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palms Casino Resort, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead.  Station Casinos also owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Casino & Lanes and The Greens.  In addition, Station Casinos is the manager of Graton Resort & Casino in northern California and owns a 50% interest in MPM Enterprises, L.L.C., which managed Gun Lake Casino in southwestern Michigan through February 2018.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein.  Such risks and uncertainties include, but are not limited to the effects of the economy and business conditions on consumer spending and our business; competition, including  the risk that new gaming licenses or gaming activities are approved; our substantial outstanding indebtedness and the effect of our significant debt service requirements; our ability to refinance our outstanding indebtedness and obtain necessary capital; the impact of extensive regulation; risks associated with changes to applicable gaming and tax laws; risks associated with development, construction and management of new projects or the redevelopment or expansion of existing facilities; and other risks described in the filings of the Company with the Securities and Exchange Commission.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law.  If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

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CONTACT:

Red Rock Resorts
Daniel Foley
Vice President, Finance & Investor Relations
(702) 495-3683
or
Lori Nelson
Vice President of Corporate Communications
(702) 495-4248

Red Rock Resorts, Inc.
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2018	2017
Operating revenues:
Casino	$236,247	$223,536
Food and beverage	90,928	98,546
Room	46,630	50,760
Other	22,556	22,669
Management fees	24,678	30,227
Net revenues	421,039	425,738
Operating costs and expenses:
Casino	78,958	76,459
Food and beverage	80,109	84,825
Room	20,100	21,762
Other	8,786	9,031
Selling, general and administrative	95,109	94,661
Depreciation and amortization	43,164	45,253
Write-downs and other charges, net	3,845	1,054
Tax receivable agreement liability adjustment	(16,873)	—
	313,198	333,045
Operating income	107,841	92,693
Earnings from joint ventures	608	415
Operating income and earnings from joint ventures	108,449	93,108
Other (expense) income:
Interest expense, net	(31,111)	(34,944)
Loss on extinguishment/modification of debt, net	—	(2,019)
Change in fair value of derivative instruments	15,803	39
Other	(155)	(86)
	(15,463)	(37,010)
Income before income tax	92,986	56,098
Provision for income tax	(10,856)	(10,679)
Net income	82,130	45,419
Less: net income attributable to noncontrolling interests	30,950	25,519
Net income attributable to Red Rock Resorts, Inc.	$51,180	$19,900

Earnings per common share:
Earnings per share of Class A common stock, basic	$0.74	$0.30
Earnings per share of Class A common stock, diluted	$0.65	$0.30

Weighted-average common shares outstanding:
Basic	68,798	65,692
Diluted	116,947	65,837

Dividends declared per common share	$0.10	$0.10

Red Rock Resorts, Inc.
Segment Information and Reconciliation of Net Income to Adjusted EBITDA
(amounts in thousands)
(unaudited)

	Three Months Ended March 31,
	2018	2017
Net revenues
Las Vegas operations	$395,170	$394,244
Native American management	24,505	30,105
Reportable segment net revenues	419,675	424,349
Corporate and other	1,364	1,389
Net revenues	$421,039	$425,738

Net income	$82,130	$45,419
Adjustments
Depreciation and amortization	43,164	45,253
Share-based compensation	2,454	1,412
Write-downs and other charges, net	3,845	1,054
Tax receivable agreement liability adjustment	(16,873)	—
Interest expense, net	31,111	34,944
Loss on extinguishment/modification of debt, net	—	2,019
Change in fair value of derivative instruments	(15,803)	(39)
Adjusted EBITDA attributable to MPM noncontrolling interest	(962)	(4,638)
Provision for income tax	10,856	10,679
Other	155	86
Adjusted EBITDA	$140,077	$136,189

Adjusted EBITDA
Las Vegas operations	$125,877	$120,857
Native American management	22,094	23,317
Reportable segment Adjusted EBITDA	147,971	144,174
Corporate and other	(7,894)	(7,985)
Adjusted EBITDA	$140,077	$136,189